CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-282907 on Form N-1A of our reports dated February 24, 2026, relating to the financial statements and financial highlights of the Victory Pioneer Core Equity Fund, Victory Pioneer Fund, Victory Pioneer U.S. Government Money Market Fund and the Victory AMT-Free Municipal Fund (formerly Victory Pioneer AMT-Free Municipal Fund) appearing in Form N-CSR of Victory Portfolios IV for the year ended December 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

April 29, 2026